EXHIBIT 10-P



                                August 30, 1996



Mr. Patrick Barry
928 Franklin Avenue
River Forest, IL  60305

     Re:       Summary of Position and Compensation
               ------------------------------------

Dear Patrick:

     I enclose a description of several items relating to your position and compensation with Quality Dining, Inc. To the extent the following is acceptable to you, please sign where indicated.


POSITION:
---------

Vice President, Operating Partner Systems - Quality Dining, Inc.


TIME PERIOD:
------------

Hire date through October 25, 1998.


REPORTING RESPONSIBILITY:
-------------------------

Daniel B. Fitzpatrick, Chairman, President & Chief Executive Officer - Quality Dining, Inc.


SALARY:
-------

Your salary rate will begin at $150,000.00 per annum and maintain that level through October 26, 1997. For fiscal year 1998, your salary rate will be increased to $165,000.00 per annum.
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BONUS:
------

You will be eligible for two distinct bonus payouts. The criteria for these bonus payments are as follows:

     . You will receive a one-time bonus payout in the amount of $75,000 which shall be paid at the discretion of the Company prior to January 15, 1997. This payment will be made payable to you and guaranteed after your 30th day of employment.

     . Your next bonus will be as a percentage of your actual salary earned in each fiscal year. Your bonus percentage will be 1/3 of your annualized salary. The criteria for bonus payments earned will be subject to guidelines established by the Company's Chief Executive Officer and the Compensation Committee of the Board of Directors for all of the Company's Executive Officers (see note below).

     NOTE: Actual bonus payment criteria will be based upon specific Management By Objective elements that will be agreed upon by the two of us once per year. Achievement of MBO's will generally be the leading criteria that will be utilized in the awarding of bonuses.

     Actual bonus payments will be pro rated for your service time in each fiscal year and paid pursuant to normal bonus payment guidelines of payment within 75 days of fiscal year end. All payments will be made in the form of cash and processed through our normal payroll system and subject to all applicable deductions required by law for payroll taxes and like.


MOVING EXPENSES:
----------------

The Company will supply you with an allowance for relocation and living expenses currently estimated to include moving expenses utilizing a professional mover to package household goods and transport them to South Bend, Indiana. We estimate that your moving expenses will be less than $10,000. All moving expenses shall be submitted to the Vice President of Human Resources for approval and processing.

                                       2
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ANNUAL STOCK OPTION GRANTS:
---------------------------

Pursuant to guidelines established by the Board of Directors of the Company, the Company intends to award senior management employees with stock options on a once annual basis. It is anticipated that annual grants of stock options will occur as they have in the past two years. These grants are awarded by the Compensation and Stock Option Committee following the close of the fiscal year. The current formula for awarding stock options is subject to change at the sole discretion of the Compensation & Stock Option Committee without notice, including the awarding of any options. Terms and conditions of stock options, including the vesting and exercise schedule will be articulated at the time of any grant of options and are subject to the usual guidelines established by the Company. I would be happy to address any issues and/or questions you may have regarding stock options.


INITIAL STOCK OPTION GRANT:
---------------------------

In addition to other stock options as described above, you will receive a grant of 15,000 shares which will vest over three years pursuant to the following schedule:

          One year from your date of hire:              33 1/3%
          Two years from your date of hire:             66 2/3%
          Three years from your date of hire:     100%

     This grant shall be subject to any and all other terms and conditions of the Company's Stock Option Plan. The option will be priced at the closing market price on your date of hire.


AUTO EXPENSE:
-------------

The Company will provide you with a company automobile with a purchase price value of $35,000. To the extent that you purchase a car in excess of $35,000, you will be responsible for the excess funds necessary to make such purchase. The full operating expenses of the vehicle including fuel, maintenance, insurance, licensing, etc. will be paid by the Company. You will be subject to guidelines established by the Company, from time to time, regarding Company owned vehicles.


GROUP INSURANCE:
---------------

The Company will extend its standard Company-wide group health insurance benefit which includes hospitalization, major medical, life insurance and other miscellaneous benefits. This coverage will be extended to you and your eligible dependents. The exact benefits, coverages and terms and conditions will be provided by our Human Resources Department.


LIFE INSURANCE:
--------------

The Company will supply you with a life insurance policy in the amount of two times your annual salary, with distribution of death benefit to your family or estate. In order to qualify for this benefit, you must be insurable and meet other qualifications necessary for a standard life insurance policy to be issued.

                                       3
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VACATION:
--------

The Company will extend to you a vacation time of two weeks to be taken at an agreed upon time during the fiscal year.


PENSION/PROFIT SHARING AND 401K PROGRAM:
---------------------------------------

You are included in the Company's Pension/Profit Sharing and 401K Program. At appropriate intervals, you will receive full disclosure of your account within the Plan, inclusive of the balance and status of your vesting schedule from our Human Resources Department. With respect to this Plan, you must meet all
eligibility requirements as specified by the Plan.   More details on this Plan
are available from the Human Resources Department.


OTHER:
------

Notwithstanding the foregoing, in the event that you are terminated for cause, your salary will be paid through your termination date. You will be forfeiting all unvested portions of stock option grants, bonuses, vacations and any other benefits that may have accrued to you. In the case of a voluntary resignation other than for death or disability, you w8ill also forfeit unvested portions of stock option grants, bonuses, vacations and any other benefits that may have accrued to you.

In the event that you are terminated involuntarily, but not for cause, your salary would be paid through your termination date, all stock options that have not yet vested will vest and all accrued benefits including bonuses, vacations and other benefits will be paid through the termination date. Further, in the event you are terminated as contemplated by this paragraph within 36 months of your original hire date you will receive a payment equal to your actual salary earned in the prior 52 weeks. To the extent you are terminated as contemplated by this paragraph in a time period greater than 36 months, but less than 48 months you will receive a payment equal to 75% of your actual salary earned in the prior 52 weeks. The vesting of benefits and the payment of additional salaries as contained herein will not be enforceable or payable for a date of termination greater than 48 months of your initial hire date.

No benefits, bonuses, salary of any kind whatsoever shall accrue or deemed to be earned unless paid. In order to receive any form of compensation or benefit other than salary, you must be continuously employed by the Company through the date of payment. All forms of compensation, benefits, etc. shall be administered by the Company consistent with its policies which can be changed at the Company's sole discretion without notice.

This letter is not intended to be an employment contract. All employment with Quality Dining, Inc., and its subsidiaries, is entered into on an at will basis, i.e. the employment relationship may be terminated at any time at the will of the employer or the employee.

If you have any questions concerning the above compensation program, please feel free to contact me directly.

                                       Sincerely,

                                       QUALITY DINING, INC.



                                       /s/ Daniel B. Fitzpatrick
                                       -------------------------
                                       Daniel B. Fitzpatrick
                                       Chairman, President & CEO

DBF:tmg

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